2021 Brunswick Performance Plan (BPP)
Summary Terms and Conditions

Purpose	Reward achievement of annual goals
Eligibility	Officers of the Company as approved by the Board of Directors
Performance Period	2021 fiscal year.
Performance Measures
Bonuses based 100% on achievement against the following financial measures as of the end of the performance period.

•For Enterprise-level and Business Acceleration Officers,
◦75% based on Earnings Per Share (“EPS” (ex. items)), and
◦25% based on overall Brunswick Free Cash Flow (“FCF”)

•For Presidents of Mercury, Advanced Systems Group (“ASG”) and Boat Group,
◦50% based on EPS (ex. items),
◦25% based on overall Brunswick FCF, and for the following:
▪President, Mercury Marine
•25% Mercury Earnings Before Interest and Taxes (“EBIT”)
▪President, ASG
•25% ASG EBIT
▪President, Boat Group
•25% Boat Segment EBIT

FCF is consistent with external reporting definition.

FCF, EPS (ex. items) and EBIT (ex. items) from continuing operations results for the year will be adjusted for:

Performance results may be adjusted, as appropriate, for extraordinary or unanticipated items.

The Human Resources and Compensation Committee will determine the applicable performance goals and the bonuses payable upon attainment of such goals, which determinations shall be conclusive and binding on all interested parties.

Notwithstanding the above, no award shall be payable unless the blended performance metrics above are attained at a level that is at least 25% of the Enterprise-wide target payout level, as certified by the Human Resources and Compensation Committee.

Funding Review and Approval
The following steps will be taken to review and approve funding:

•CFO will review performance to evaluate required accruals;
•CEO will review performance at end of performance period and recommend bonuses to the Human Resources and Compensation Committee as appropriate; and
•Human Resources and Compensation Committee will review and approve bonuses as deemed appropriate.

Individual Awards	Individual awards will be determined on a discretionary basis using overall approved funding, evaluation of individual performance for the performance period, target incentives as a percentage of salary and covered salary (actual paid for year). In no case shall an award exceed 200% of an individual’s target incentive opportunity.

Individuals must be employed at the end of the performance period to be eligible for an award, with ultimate payout at the discretion of the Human Resources and Compensation Committee. Those employees whose employment terminates due to death, permanent and total disability, or as a result of restructuring activities or plant shutdown will be eligible to receive individual awards solely at the discretion of the CEO and Chief Human Resources Officer. In addition, if an employee retires later than June 30th of the performance period and after either the sum of the employee’s age and years of continuous service from his or her latest hire date equals 70 or more or the employee’s age is 62 or more, provided that for purposes of age 62, participant must have at least 3 years of continuous service from their latest hire date, then, subject to prior approval by the Vice President and Chief Human Resources Officer or, in the case of the Corporation’s executive officers, the Human Resources and Compensation Committee, in its sole discretion, such employee may be eligible for a prorated payout, based on the number of days of employment in the performance period completed prior to the date of retirement. Any awards payable in the event of termination due to death, permanent disability, as a result of restructuring activities or plant shutdown, or retirement shall be subject to the achievement of the applicable performance conditions and shall be paid as specified under “Timing and Form of Award Payments.”

Timing and Form of Award Payments	In 2022, after financial results are confirmed and appropriate approvals are obtained; provided, however, that any such award shall be paid to U.S.-based employees (including any U.S.-based former employees who are eligible for payment following their termination of employment as described under “Individual Awards” above) by no later than March 15, 2022. Payment may be made in cash, shares of Brunswick common stock granted under the Brunswick Corporation 2014 Stock Incentive Plan, a combination of cash or stock, or an alternate form of equity, as determined by the Human Resources and Compensation Committee. All amounts payable under the BPP shall be subject to all applicable taxes and withholdings.

Claw Back	The Human Resources and Compensation Committee will evaluate the facts and circumstances of any restatement of earnings due to fraud or intentional misconduct that results in material noncompliance with any financial reporting requirement and, in its sole discretion, may require the repayment of all or a portion of bonus awards from individual(s) responsible for the restatement and others assigned to salary grade 21 and above, including senior executives, as deemed appropriate by the Human Resources and Compensation Committee. In addition, bonus awards shall be subject to forfeiture, recovery by Brunswick or other action pursuant to any other clawback or recoupment policy which Brunswick may adopt from time to time, including without limitation any such policy which Brunswick may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

Additional Terms & Conditions	Payment of any bonus is in the sole discretion of the Human Resources and Compensation Committee. The Human Resources and Compensation Committee of the Board administers this plan. The Human Resources and Compensation Committee may interpret this plan, and adopt, amend and rescind administrative guidelines and other rules with respect to this plan as deemed appropriate. The Human Resources and Compensation Committee may modify, revise, discontinue, cancel or terminate this plan or any payments associated with this plan at any time, without notice. The BPP will be governed by the laws of the State of Illinois, without regard to the conflict of law provisions of any jurisdiction.

To the extent permitted by applicable law, Brunswick shall have the right to offset from any amount distributable hereunder any amount that the employee owes to Brunswick or any affiliate thereof without the consent of the employee (or his or her beneficiary, in the event of the employee’s death).
                                                                                                                                                 The opportunity to receive a bonus hereunder does not guarantee any person the right to or expectation of any future bonus opportunities under the BPP or any future incentive plan adopted by Brunswick.

Nothing contained in these materials constitutes or is intended to create a promise of an individual incentive award or a contract of continued employment. Employment is at-will and may be terminated by either the employee or Brunswick for any reason at any time.